IntelGenx Welcomes New Chief Financial Officer, Paul Simmons

SAINT LAURENT, QUÉBEC,(CCNMatthews -- September 5, 2008 - IntelGenx Technologies Corp. (TSX:IGX, OTCBB:IGXT)("IntelGenx")) – Management of IntelGenx welcomes Paul Simmons as Chief Financial Officer, effective September 1, 2008. A financial executive with more than 20 years of delivering fiscal gains and corporate growth worldwide, his expertise is in assisting international corporations to improved profitability. Paul has held CFO and VP-Finance positions with several manufacturers in agricultural machinery, hearing aids, and classic English knitwear.

"We welcome Paul to the IntelGenx Executive team and Canada. His international background in corporate finance, business expansion, mergers and acquisitions, process optimization and strategic alliances will be a significant contribution as we take this company to the next stages of success," said IntelGenx President and CEO, Dr. Horst G. Zerbe,

Added Paul Simmons, "This is an extremely exciting time to join IntelGenx, as it makes the significant move from pure R&D operation to delivering product - our first launch is scheduled for Q4 2008. I look forward to playing a part in strengthening the company’s financial position, and contributing to corporate development and strategies."

About Paul Simmons

Paul brings significant international credentials to the finance function with an Association of Financial Controllers and Administration (AFCA) certification and a designation with the Association of Accounting Technicians (MAAT). He is well versed in U.S. Generally Accepted Accounting Principles (GAAP) and International Financial Reporting Standards (IFRS).

He has led the transformation from one application to the other in several organizations based on the commercial activities and best practices required for the company in the country of operation. Most recently he was employed within the CLAAS Group (2003 – 08), initially based at Group HQ in Germany as Head of Corporate Controlling until August 2005, and then seconded to the baler manufacturing subsidiary (Usines CLAAS France) where he implemented a successful turnaround - following many years of continuous losses. In September 2006 Paul was seconded to French subsidiary Renault Agriculture to restructure and integrate the newly acquired Tractor Manufacturing Division into the CLAAS Group.

About IntelGenx Corp.

IntelGenx Corp. is a drug delivery company focused on the development of oral controlled-release products as well as novel rapidly disintegrating delivery systems. The Company uses its unique multiple layer delivery system to provide zero-order release of active drugs in the gastro-intestinal tract. IntelGenx has also developed novel delivery technologies for the rapid delivery of pharmaceutically active substances in the oral cavity based on its experience with rapidly disintegrating films. The Company's research and development pipeline includes products for the treatment of pain, hypertension, osteoarthritis, and depressive disorders. More information is available about the company at www.intelgenx.com.

For more information please contact:
Dr. Horst G. Zerbe
President and CEO
IntelGenx Corp.
T    514.331.7440x201)
E    horst@IntelGenx.com

The TSX and OTCBB have neither approved nor disapproved of the information contained herein. This release may contain forward-looking statements. Various factors could cause actual results to differ materially from those projected in forward-looking statements. Although the Company believes that the forward-looking statements contained herein are reasonable, it can give no assurance that the Company's expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.